Exhibit 99.1

IN THE HIGH COURT OF JUSTICE	Claim No. 2011 Folio 139

QUEEN'S BENCH DIVISION
COMMERCIAL COURT

IN THE MATTER OF THE ARBITRATION ACT 1996
AND IN AN ARBITRATION APPLICATION

BEFORE THE HONOURABLE MRS JUSTICE GLOSTER DBE
TUESDAY 1 MARCH 2011
BETWEEN:

TELENOR EAST HOLDING II AS
Applicant

- and -

(1) ALTIMO HOLDINGS & INVESTMENTS LTD.
(2) ALTIMO COOPERATIEF U.A.
(3) VIMPELCOM LTD.
Respondents

_____________________________________________________________________

ORDER
_____________________________________________________________________

PENAL NOTICE

If you, ALTIMO HOLDINGS & INVESTMENTS LTD, ALTIMO COOPERATIEF U.A., VIMPELCOM LTD, WEATHER II INVESTMENTS SARL or TELENOR EAST HOLDING II AS, disobey the undertakings you may be held in contempt of court, fined or have your assets seized.

If you, the directors of ALTIMO HOLDINGS & INVESTMENTS LTD, ALTIMO COOPERATIEF U.A., VIMPELCOM LTD, WEATHER II INVESTMENTS SARL or TELENOR EAST HOLDING II AS, disobey the undertakings you may be held in contempt of court, imprisoned, fined or have your assets seized.

Any other person who knows of this Order and does anything which helps or permits any person to breach the undertakings contained in this Order may also be held to be in contempt and may be imprisoned, fined or have their assets seized.

UPON hearing Leading Counsel for the Applicant, Leading Counsel for the First and Second Respondents, and Leading Counsel for the Third Respondent.

AND UPON reading the letter from Weather II Investments S.a.r.l. ("Weather II") to Leading Counsel and Junior Counsel for the Third Respondent dated 28 February 2011.

AND UPON Weather II submitting by the Third Respondent's Leading Counsel and Junior Counsel to the jurisdiction for the purposes of contempt and enforcement proceedings relating to the undertakings given by it to the Court by the Third Respondent's Leading Counsel and Junior Counsel in Schedule A.

AND UPON the Applicant's application dated 7 February 2011.

AND UPON the Court accepting the undertakings set out in Schedule A hereto.

IT IS ORDERED THAT:

1.	There be no order on the application.

2.	The parties shall have liberty to apply generally, and in particular to enforce the undertakings set out in Schedule A without showing change of circumstances.

3.	The costs of this application shall be costs in the Arbitration (as defined in Schedule A).

SCHEDULE A

UNDERTAKINGS GIVEN TO THE COURT

Definitions

(a)
"Award Issue" means the issuance of the pre-emptive Shares against payment to such of the Shareholders as (i) may be entitled to be issued Shares as a consequence of a Telenor Award; and (ii) have elected to receive such Shares.

(b)	"Arbitration" means the arbitration between the Applicant and the Respondents pursuant to the Notice of Arbitration dated 28 January 2011.

(c)	"M&A Transaction" has the meaning set out in s. 1.01 of the SHA.

(d)	"Permitted Transferees" has the meaning set out in s. 1.01 of the SHA.

(e)	"Rights" means the Shareholders' rights of pre-emption, if any, pursuant to s. 5.05 of the SHA.

(f)	"SGM" means a Special General Meeting of the Third Respondent.

(g)	"SHA" means the Shareholders Agreement between the Applicant and the Respondents (and others) dated 4 October 2009.

(h)	"Shares" has the meaning set out in s. 1.01 of the SHA.

(i)	"Shareholder" means the Applicant and the Second Respondent.

(j)	"Telenor Award" means an Award by the Tribunal that the Applicant is entitled to the Rights in relation to the Transaction.

(k)	"Telenor Issue" means an issue of Shares to the Applicant following a Telenor Award.

(l)
"Termination Date" means the earliest of (a) the date of a VimpelCom/Altimo Award; (b) the time immediately following an Award Issue; and (c) 1 March 2012 or such later date as the Tribunal may consider appropriate following an application to the Tribunal for extension of that date by the Applicant.

	(m)	"Transaction" means the Project Varsity transaction.

	(n)	"Transfer" has the meaning set out in s. 1.01 of the SHA.

	(o)	"Tribunal" means the arbitral tribunal constituted for the Arbitration.

	(p)	"VimpelCom/Altimo Award" means an Award of the Tribunal that the Applicant is not entitled to the Rights in relation to the Transaction.

	(q)	"Voting Impairment" means an impairment, or potential impairment, of a Shareholder's ability to exercise the voting rights attached to its Shares.

	(r)	"Weather II" means Weather II Investments S.a.r.l. 1.

1.	In the event of a Telenor Award:

	(a)	The Third Respondent undertakes promptly to call an SGM for the purposes of the Award Issue.

(b)
The Applicant and the First and Second Respondent undertake to take any action necessary (including by instructing their respective nominated directors on the Board of the Third Respondent to take any action necessary) to cause an SGM to be called for the purposes of the Award Issue.

(c)
Each of the Applicant and the First and Second Respondent undertake to (a) vote in favour of the Award Issue; and (b) refrain from taking any step whatsoever to impede or prevent the Award Issue at an SGM.

	(d)	The Applicant and the Respondents undertake (at the Tribunal's direction) to either:

(1)
Take such actions as are necessary to ensure that, simultaneously with or immediately following the Award Issue, the Third Respondent pays to the Shareholders that have elected to exercise the Rights a sum equal to the amount of dividends that they would have been entitled to had they held the Shares from the date of the first issuance of Shares pursuant to the Transaction.

(2)	To allow any Shareholder that has elected to exercise the Rights to offset against the subscription price for the Shares a sum equal to the amount of dividends the

Shareholder would have been entitled to had it held the Shares from the date of the first issuance of Shares pursuant to the Transaction.

2.	Weather II undertakes in the event of a Telenor Award:

(a)
To vote the Shares then owned, at any SGM convened by the Third Respondent, in favour of a resolution authorizing a Telenor Issue, to the extent required to permit compliance of the Third Respondent with the Telenor Award.

	(b)	To take any action reasonably necessary as a future shareholder of the Third Respondent to cause or permit such an SGM (as described in (a) above) to be convened.

	(c)	At the Applicant's election to either:

(1)
Take such actions as are necessary to ensure that, promptly following the date of the Telenor Award, the Third Respondent pays to the Applicant a sum equal to the amount of dividends that it would have been entitled to had it held the Shares from the date of the completion of the Transaction.

(2)
To allow the Applicant to offset against the subscription price for the Shares a sum equal to the amount of dividends the Applicant would have been entitled to had it held the Shares from the date of the completion of the Transaction.

For the avoidance of doubt, undertakings (a), (b) and (c) above would not be applicable or have any force or effect:

(u)	if the Applicant's claim in Arbitration is unsuccessful for any reason, or in the event that the Transaction is terminated for any reason;

(v)	with respect to the exercise of any voting or other rights with respect to any Shares not owned by Weather II at the time of the exercise of such vote or right;

(w)
if as a result of the granting by the English Court to Telenor of injunctive relief, the SGM currently scheduled for March 17, 2011 to approve the Transaction is postponed, delayed, or prevented from occurring in substantially the manner set forth as described in the information statement with respect to such meeting provided by the Third

Respondent to its shareholders and filed with the U.S. Securities and Exchange Commission on February 15, 2011;

	(x)	to the extent the Applicant agrees with Weather II that such undertakings shall no longer apply.

3.	Until the Termination Date:

(a)
The Third Respondent will not, and the First and Second Respondents will not cause or assist the Third Respondent to, issue any Shares or take any other action, for any purposes and by any process whatsoever if such issuance or other action would cause:

		(1)	The Applicant's shareholding in the Third Respondent to fall below a voting stake of 25% plus 1 Share; or

		(2)	The Applicant's and the Second Respondent's combined shareholding in the Third Respondent to fall below a voting stake of 50% plus 1 Share.

provided however that:

(1)	with respect to acquisition transactions, including M&A Transactions, such undertaking shall expire on the Termination Date; and

(2)
such undertaking shall apply only insofar as an acquisition transaction would reduce the Applicant's voting stake under 25% plus 1 Share where the Applicant has exercised all rights available to it under the SHA to maintain its voting stake at 25% plus 1 Share

In the event of (A) a Telenor Award; and (B) a finding by the Tribunal that the Applicant has suffered loss as a result of exercising its rights under the SHA so as to maintain its voting stake at 25% plus 1 Share in accordance with this proviso, the Respondents undertake not to assert that such loss was caused by the Applicant's compliance with this proviso or otherwise to rely on this proviso to defeat the Applicant's claim in respect of such loss.

(b)	The Applicant undertakes not to effect any Transfer of its Shares, other than to Permitted Transferees who give the same undertakings to the Court as the Applicant contained in this Order.

4.	Until the Termination Date:

	(a)	the Second Respondent undertakes not to effect any Transfer; and

	(b)	the Second Respondent and the Applicant undertake not to deal with their Shares in any way which creates a Voting Impairment,

if, as a result of such Transfer or Voting Impairment, the Applicant and the Second Respondent would own a voting stake of less than 50% plus one Share; provided that the Applicant does not Transfer any Shares that it owns as of the date of this Order during such period, other than to Permitted Transferees who give the same undertakings to the Court as the Applicant contained in this Order.

5.
The Third Respondent, the Applicant, and the Second Respondent undertake to procure that, as soon as reasonably practicable, "stop notices" be entered (and, until the Termination Date, be maintained) on the Third Respondent's register of members in respect of the Shares of the Applicant and the Second Respondent, prohibiting any Transfer being entered on the register unless:

(a)
the Third Respondent has received a signed opinion from a Queen's Counsel at the English Bar, instructed by Skadden, Arps, Slate, Meagher & Flom (UK) LLP ("Skadden") with respect to Transfers by the Second Respondent or by Orrick Herrington & Sutcliffe (Europe) LLP ("Orrick") with respect to Transfers by the Applicant, certifying that such Transfer is not prohibited by the undertakings given by the Applicant or the First and Second Respondent, as the case may be, to the High Court of England & Wales;

(b)
The Third Respondent has provided that opinion to the Applicant by fax to Orrick on +44 207 862 4800 (with respect to Transfers by the Second Respondent) or to the Second Respondent by fax to Skadden on +44 207 519 7070 (with respect to Transfers by the Applicant); and

	(c)	at least three clear working days have expired since the date shown on the facsimile transfer record;

whereupon the Third Respondent will immediately following the expiry of the notice period,

and without seeking further opinion, instruction or authorization from any other person register the Transfer.

6.
The Applicant and the Respondents undertake not to oppose, but to take such steps as may be required to cause, the immediate removal of the "stop notices" referred to above immediately following the Termination Date.

7.
Where the Applicant and Respondents have undertaken not to do something above, they undertake not to do it themselves, or by their directors, officers, partners, employees, affiliates or agents or in any other way.